As filed with the Securities and Exchange Commission on June 5, 2024
Registration No. 333-194012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8 REGISTRATION STATEMENT NO. 333-194012
UNDER THE SECURITIES ACT OF 1933
ELEMENT SOLUTIONS INC
(Exact name of registrant as specified in its charter)

Delaware	37-1744899
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 East Broward Boulevard, Suite 1860
Fort Lauderdale, Florida	33394
(Address of Principal Executive Offices)	(Zip code)

Element Solutions Inc 2024 Incentive Compensation Plan
Element Solutions Inc Amended and Restated 2013 Incentive Compensation Plan
(formerly Platform Specialty Products Corporation Amended and Restated 2013 Incentive Compensation Plan)
(Full title of the plan)

John E. Capps
Executive Vice President, General Counsel and Secretary
Element Solutions Inc
500 East Broward Boulevard, Suite 1860
Fort Lauderdale, Florida 33394
(Name and address of agent for service)

(561) 207-9600
(Telephone number, including area code, of agent for service)

Copies to:
Flora Perez, Esq.
Greenberg Traurig, P.A.
401 E. Las Olas Blvd., Suite 2000
Ft. Lauderdale, Florida 33301
(954) 765-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE
Element Solutions Inc (f/k/a Platform Specialty Products Corporation), a Delaware corporation (the "Company"), previously filed a Registration Statement on Form S-8, File No. 333-194012, with the Securities and Exchange Commission (the "SEC") on February 18, 2014 (the "Registration Statement") with respect to a total of 15,145,950 shares of the Company’s common stock, par value $0.01 per share (the "Common Stock"), issuable under the Element Solutions Inc Amended and Restated 2013 Incentive Compensation Plan (the "Prior Plan"). The Prior Plan expired on January 22, 2024 and as of such date, no further awards were authorized for grant under the Prior Plan.
On June 4, 2024 (the "Effective Date"), the Company’s stockholders approved the Element Solutions Inc 2024 Incentive Compensation Plan (the "2024 Plan") to replace the Prior Plan. Under the 2024 Plan, any shares of Common Stock underlying outstanding awards under the Prior Plan that are terminated, expire, cancelled or forfeited after the Effective Date may become available for issuance under the 2024 Plan. On the Effective Date, there were a total of 4,365,410 shares of Common Stock underlying awards outstanding under the Prior Plan.
The Company is filing this Post-Effective Amendment No. 1 to the Registration Statement (this "Post-Effective Amendment") pursuant to SEC Compliance and Disclosure Interpretation 126.43 to register up to 4,365,410 shares of Common Stock that may become available for issuance under the 2024 Plan as a result of the termination, expiration, cancellation or forfeiture of awards under the Prior Plan from and including the Effective Date. In accordance with Rule 413(a) of the Securities Act of 1933, as amended (the "Securities Act"), the Company is not registering any additional shares of Common Stock hereunder that were not previously approved by the Company’s stockholders under the Prior Plan and previously registered with the SEC under the Registration Statement. For the avoidance of doubt, the Registration Statement will continue to cover the shares of Common Stock subject to grants outstanding under the Prior Plan that will be issued upon vesting of such grants in accordance with their terms under the Prior Plan.
Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a new registration statement on Form S-8 to register an additional 10,000,000 shares of Common Stock for issuance under the 2024 Plan, which number of shares was approved by the Company’s stockholders on the Effective Date.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
* The documents containing the information specified in Part I of this Post-Effective Amendment will be delivered to participants in the 2024 Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the SEC either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Post-Effective Amendment pursuant to Item 3 of Part II of this Post-Effective Amendment, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the SEC are hereby incorporated by reference into the Registration Statement:

(1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 21, 2024, including items required by Part III of Form 10-K incorporated by reference from the Company's Definitive Proxy Statement on Schedule 14A filed with the SEC on April 19, 2024 (the "Annual Report");

(2) The Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2024, filed on April 30, 2024;

(3) The Company's Current Reports on Form 8-K filed with the SEC on February 20, 2024 (solely with respect to Item 5.02 thereof) and June 5, 2024; and

(4) The description of the Company's shares of Common Stock, which is included in Exhibit 4.2 to the Company's Annual Report, and all amendments and reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date hereof (excluding any documents or portions of such documents that are furnished under Items 2.02, 7.01 or 9.01 of a Current Report on Form 8-K and any exhibits included with such Items, which information is not incorporated by reference herein), and prior to the filing of a post-effective amendment to the Registration Statement that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into the Registration Statement and to be a part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in the Registration Statement shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained in the Registration Statement (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any statement contained in this Post-Effective Amendment or the Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in the Registration Statement modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.
Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends) or (d) for any transaction from which the director derived an improper personal benefit.
Under Section 145(a) of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Under Section 145(b) of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in our amended and restated bylaws, the Company shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by the Company’s board of directors.
As permitted by Section 102(b)(7) of the DGCL, the Company’s certificate of incorporation, as amended, provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may be amended. This provision of the Company’s certificate of incorporation does not eliminate the directors’ fiduciary duties, and in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief, which will remain available under Delaware law. In addition, each director will be subject to liability for breach of the director’s duty of loyalty to the Company, including for actions leading to improper personal benefit to the director, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. This provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.
The Company’s amended and restated by-laws also provide that the Company shall indemnify and advance expenses to its officers and directors to the fullest extent permitted by applicable law as currently in effect or as the same may be amended.
The Company has entered into director and officer indemnification agreements with certain of its current directors and officers which, in certain respects, are broader than the specific indemnification and advancement provisions contained in its amended and restated by-laws. Specifically, such indemnification agreements provide the Company’s directors and officers with specific contractual assurances of such persons’ rights to indemnification and advancement of expenses to protect against litigation risks and expenses (regardless, among other things, of any change in the ownership of the Company or the composition of its Board of Directors).
Additionally, the Company maintains directors’ and officers’ liability insurance for each of its directors and officers.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1*	Description of Common Stock (incorporated by reference to Exhibit 4.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 21, 2024)
5.1+	Opinion of Greenberg Traurig, P.A. regarding the legality of the common stock being registered
10.1*
Element Solutions Inc Amended and Restated 2013 Incentive Compensation Plan (f/k/a Platform Specialty Products Corporation Amended and Restated 2013 Incentive Compensation Plan)(incorporated by reference to Exhibit 10.2 of the Company's Quarterly Report on Form 10-Q for the three and six months ended June 30, 2019, filed with the SEC on August 2, 2019)

10.2*
Element Solutions Inc 2024 Incentive Compensation Plan (incorporated by reference to Appendix A to the Company's Definitive Proxy Statement for its 2024 Annual Meeting of Stockholders, filed with the SEC on April 19, 2024)

23.1+	Consent of PricewaterhouseCoopers LLP
23.2+	Consent of Greenberg Traurig, P.A. (included in opinion filed as Exhibit 5.1)
+ Filed herewith.
* Incorporated herein by reference.

Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement No. 333-194012 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 5th day of June, 2024.

ELEMENT SOLUTIONS INC

By:	/s/ John E. Capps
Name:	John E. Capps
Title:	Executive Vice President, General Counsel and Secretary

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Benjamin Gliklich and John E. Capps, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement No. 333-194012 and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement No. 333-194012 or any amendments hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement No. 333-194012 has been signed below by the following persons in the capacities below on the 5th day of June, 2024.

Signature	Title

/s/ Benjamin Gliklich	Director and President & Chief Executive Officer
Benjamin Gliklich	(principal executive officer)

/s/ Carey J. Dorman	Executive Vice President, Chief Financial Officer
Carey J. Dorman	(principal financial officer)

/s/ Michael Russnok	Chief Accounting Officer
Michael Russnok	(principal accounting officer)

/s/ Sir Martin E. Franklin	Executive Chairman of the Board
Sir Martin E. Franklin

/s/ Ian G. H. Ashken	Director
Ian G. H. Ashken

/s/ Elyse Napoli Filon	Director
Elyse Napoli Filon

/s/ Christopher T. Fraser	Director
Christopher T. Fraser

/s/ Michael F. Goss	Director
Michael F. Goss

/s/ E. Stanley O' Neal	Director
E. Stanley O’ Neal

/s/ Susan W. Sofronas	Director
Susan W. Sofronas